Exhibit 13.2

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Safe Harbor Statement This presentation contains forward-looking statements that are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. These forward-looking statements include, but are not limited to, statements regarding the company’s anticipated growth rates, performance and profitability. Many factors may cause our actual results to differ from those forecast in these forward-looking statements. These factors include the general state of the economy, the direction and timing of changes in interest rates, changes in laws or regulatory policies, our ability to attract and retain customers, our ability to integrate new technology into operations, and other factors many of which are completely out of our control. Consequently, no forward-looking statement can be guaranteed. Our actual results may vary materially, and there are no guarantees about the performance of our stock. Investors are strongly encouraged to review the risk factors set forth in the First Light Bancorp’s Regulation “A” Offering Circular First Light Bancorp has prepared a Regulation “A” common stock offering circular for the offering to which this presentation relates. Before investing in this offering, the Regulation “A” Common Stock Offering Circular should be read for more complete information about First Light Bancorp and this offering. Please follow up with only the individuals listed at the end of this presentation to obtain a copy of the Offering Circular.

”Rights Offering”/ Regulation “A” Offering Summary Issuer Securities Offered Offering Size Offering Price Minimum Investment Offering Type . Eligible Buyers .. First Light Bancorp Common Stock in First Light Bancorp Up to $10,000,000 $6.50 per share $20,000.50 (3,077 shares) Rights & Regulation “A” Offering Suitable Investors (Next Page)

Regulation “A” Offering Investor Suitability Standards Gross annual income of .. and a minimum net worth* of ..... or 2. A minimum net worth* of . * Net worth must be exclusive of automobiles, home, and home furnishings. $70,000.00 $70,000.00 $250,000.00

First Light Bancorp The Commerce Bank Bank Chartered May 2006 with 51% Capitol Bancorp Ownership Bank’s Independence Purchased October 2011 Raised $4.5 Million of new capital in 2011 First Light Bancorp Formed September 2014 Sole owner of “The Commerce Bank”

Five Star Rated Bank June 30, 2015

Why Raise Capital? Build Shareholder Value (What do we believe builds value?) Asset Growth Asset Quality Urban Market - 50,000+ population Profitability Trends Develop Capital to Support a $250,000,000+ Bank Achieve Economies of Scale Establish Base for Future Growth Opportunities Make Full Use of Management/Staff Competencies and generational diversity Take Advantage of Anticipated Growth Opportunities in Two Major Southern Indiana Markets Vanderburgh & Warrick County Market Clark & Floyd County Market

A Record of Significant Growth Rank = 96 PCT 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% 6/30/15 (Annualized) 2014 2013 2012 32.8% 31.7% 15.4% 30.8% 6.3% 3.4% 0.9% 3.1% 1.3% 5.6% 1.9% 4.0% Commerce Bank UBPR Peer Group All Banks Rank = 98 PCT Rank = 93 PCT Rank = 97

Loan Quality Trends 0.00% 0.50% 1.00% 1.50% 2.00% 2.50% 3.00% 3.50% 4.00% 6/30/15 2014 2013 2012 0.41% 0.08% 0.00% 0.14% 1.01% 1.19% 1.70% 2.02% 1.69% 1.96% 1.9% 3.60% Commerce Bank UBPR Peer Group All Banks Rank = 93 PCT

Why Clark & Floyd Counties? One of the Great Economic Growth Markets in the Country River Ridge Industrial Park (MSA) 6,000 acres within the MSA 7,000 jobs Certified Mega Site for Auto Manufacturer Location, Location, Location Transportation Center Road, Rail, Water, Air New Bridge Within 6 Hours of Two-Thirds of U.S. Population Border State Counties Indiana & Kentucky Market Similarities

Why Clark & Floyd Counties? Market is Dominated by Big Banks Limited Number of ‘True’ Community Banks Commerce Bank Management Team Experience Local Market Capital Support $5,000,000 local investment means local ownership interest Local banking expertise with proven track record Both big bank & community bank experience Long-term market knowledge

Southern Indiana Market Similarities

Tom Austerman President & CEO, First Light Bancorp Over 44 years of experience as a banker and community leader. National City Bank, Evansville, Ind. 1986-1999 President & Chief Administrative Officer, 1994–1999 Exec. Organizer, founding President & CEO, 2000–2005 Bank of Evansville, Evansville, Ind. Founding President & CEO, 2006–2014 - Commerce Bank, Evansville, Ind. President & CEO, 2014–present First Light Bancorp, holding company and sole owner of Commerce Bank. Over 40 years as a community volunteer, and active civic leader. Currently serves on the boards of Willard Library, Ivy Tech Foundation, USI School of Business Advisory Board, and IU School of Medicine’s Advisory Committee.

Luke Yaeger President & CEO, Commerce Bank Began banking career in middle Tennessee in 2002 before relocating to Evansville, Ind. in 2004. Portfolio manager and commercial analyst, Old National Bank 2003 – 2006 An initial founder of Commerce Bank serving as a Senior Lender and later as Exec. Vice President & COO. 2006-2014 President & CEO of Commerce Bank 2014 - present. Volunteers time with community organizations including serving as : Vice-Chair of Junior Achievement, President-Elect Rotary Club, and the Chair of the Government Affairs Committee of the Chamber of Commerce of Southwest Indiana. Personal activities include hunting, golf, and attending his daughters’ numerous activities.

John Schenk, CPA Exec. Vice President & CFO, Commerce Bank Certified Public Accountant with over 16 years of banking and financial management experience. Began career with BKD as a bank auditor for Southern Indiana, Western Kentucky, and Southern Illinois clients Worked at Integra Bank for over five years in multiple roles including Internal Audit Manager and Assistant Controller Served as Chief Financial Officer for Bank of Evansville from 2007 until its sale to German American Bancorp in 2010 Board Member, Treasurer, and Governance Committee Chair for Youth Resources of Southwestern Indiana Past member of University of Southern Indiana’s Accounting Circle advisory board. Chaired the Circle’s Young Professionals Committee

Bill White Proposed Market President Commerce Bank Worked and served the banking industry for 27 years in the Clark/Floyd counties area market. Co-founder of Independence Bancorp (1998- 2008) as well as vice-chair, president, and CEO of the company and Independence Bank. Resident of Southern Indiana for 21 years currently living in Floyd Knobs. Board member and vice-chair, Goodwill Southern Indiana Board member and chair of the finance committee, Community Foundation of Southern Indiana Served on a number of other civic and non-profit boards and an active member of his church.

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